Exhibit 12





SEARS ROEBUCK ACCEPTANCE CORP.

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                13 Weeks Ended      26 Weeks Ended
                               July 3, June 28,    July 3, June 28,
(millions)                       2004     2003       2004     2003
                               ------    -----     ------  -------


INCOME BEFORE INCOME TAXES      $  15    $  52      $  32    $ 104

PLUS FIXED CHARGES:

   Interest                        53      198        114      399
   Loss on early retirement
    of debt                         1        -          1        -
   Amortization of debt
    discount/premium                2        6          5       11
                               ------    -----     ------  -------
 Total fixed charges               56      204        120      410
                               ------    -----     ------  -------
EARNINGS BEFORE INCOME TAXES
   AND FIXED CHARGES            $  71    $ 256      $ 152    $ 514
                               ======    =====     ======  =======

RATIO OF EARNINGS TO FIXED
   CHARGES                       1.27     1.25       1.27     1.25









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